Exhibit 99.1

Certain Material Relationships between the Company and Harris Investment Management Inc. (“HIM”)

On May 18, 2006, the Company acquired the rights to advise, distribute and administer the Insight Funds from HIM for $4.1 million plus $1.3 million of transaction costs. In connection with that acquisition, the Company is required to make during the first four years certain additional annual payments to HIM based upon the net profits earned on those funds. The Company made annual payments to HIM of $1.1 million and $1.2 million in 2007 and 2008, respectively, and has accrued additional obligations relating to the third year of the agreement that will be paid in 2009. Provisions of the agreement require that the Company make additional payments to HIM should the Company terminate HIM for reasons other than cause. HIM continues to manage the majority of the Insight Funds as sub-advisor.

Additionally, the Company has entered into a strategic partnership agreement with HIM, whereby HIM would be available to the Company as a sub-advisor for non-HIM funds. HIM was subsequently appointed a sub-advisor to certain funds. The agreement states with regard to these sub-advised funds that if the sub-advisory fees HIM earns in the first five years of the agreement do not reach a specified amount, the Company will pay HIM an amount predetermined by the agreement. The Company would be required to pay a maximum amount of $20.0 million under the agreement. If the Company were to terminate the contracts without cause, the termination costs would be based on $35.0 million, adjusted by a factor for the percentage of original assets that remain. The agreement was executed on March 28, 2006 and to date the Company has paid HIM approximately $12.0 million of the obligation. As the calculations are based on facts that can only be determined at the end of five years, and as there are significant variables that can impact such calculations, such obligation, if any, is not estimable at this time.